Exhibit 99.1

BankAtlantic Bancorp Restates Earnings Upward
For The First Quarter 2004

- Net Income Increased $3.9 Million, An Increase of $0.06 Per Share -

Ft. Lauderdale, FL — June 24, 2004 — BankAtlantic Bancorp (NYSE: BBX) today announced it had restated earnings upward for the first quarter 2004, resulting in a $3.9 million increase in net income, or $0.06 per share. The Company’s restatement was filed in an amendment to its Quarterly Report on Form 10-Q filed with the SEC for the quarter ended March 31, 2004. The restatement relates to the recognition of a gain on stock of the Company received in a litigation settlement.

     During the first fiscal quarter of 2004, BankAtlantic Bancorp announced that it had settled litigation that the Company and certain of its affiliates had filed related to an investment in a private technology company. Pursuant to the settlement, the Company sold its stock in the technology company to a third party investor group for $15 million in cash, its original cost, and received additional compensation for legal expenses and damages consisting of $1.7 million in cash and return of 378,160 shares of the Company’s Class A Common Stock owned by the technology company. The parties also exchanged releases and the pending litigation between the parties was dismissed in connection with the settlement.

     Based on the consultation and with concurrence of the Company’s independent accountants, the Company recorded a $16.7 million equity security litigation settlement gain in its statement of operations resulting from the receipt of cash and accounted for the return of the 378,160 shares of the Company’s Class A Common Stock from the technology company in connection with the settlement and the subsequent retirement of those shares as an equity transaction, with no gain or loss recognized in the statement of operations.

     Recently, the Company determined, with the concurrence of its independent accountants, that the fair value of the 378,160 shares of the Company’s Class A Common Stock received as part of the settlement should have been reflected in the statement of operations as a $6.1 million pretax ($3.9 million after-tax) increase to the equity security litigation settlement gain. Based on such treatment, the Company has restated its results for the first quarter of 2004 to reflect the increase of $3.9 million in net income to $20.5 million, or $0.32 per diluted share as compared to the previously reported $16.6 million, or $0.26 per diluted share.

     As a result of accounting for the retirement of the shares, the total book value of stockholders’ equity remains unchanged from the original filing at approximately $430 million, or $7.26 per share.

     Details of the restatement are contained on Form 10-Q/A filed with the SEC today.

About BankAtlantic Bancorp:

BankAtlantic Bancorp (NYSE: BBX) is a diversified financial services holding company and the parent company of BankAtlantic and Ryan Beck & Co. Through these subsidiaries, BankAtlantic Bancorp provides a full line of products and services encompassing consumer and commercial banking, brokerage and investment banking.

About BankAtlantic:

BankAtlantic, “Florida’s Most Convenient Bank,” is one of the largest financial institutions headquartered in Florida and provides a comprehensive offering of banking services and products via its broad network of community branches throughout Florida and its online banking division — BankAtlantic.com. BankAtlantic has 73 branch locations and operates more than 200 conveniently located ATMs. BankAtlantic is open 7 days a week and offers holiday hours, extended weekday hours including a Miami-Dade branch open until midnight, free online banking, Totally Free Change Exchange coin counters, 24/7 call center service and free retail and business checking with a free gift.

About Ryan Beck & Co.:

Ryan Beck & Co. is a full-service broker dealer engaging in underwriting, market making, distribution, and trading of equity and debt securities. The firm also provides money management services, general securities brokerage, including financial planning for the individual investor, consulting and financial advisory services to financial institutions and middle market companies. Ryan Beck & Co. also provides independent research on approximately 100 companies and has approximately 500 financial consultants located in 33 offices nationwide.

For further information, please visit our websites:

www.BankAtlanticBancorp.com

www.BankAtlantic.com

www.RyanBeck.com

*	To receive future BankAtlantic Bancorp news releases or announcements directly via Email, please click on the Email Broadcast Sign Up at our website: www.BankAtlanticBancorp.com

# # #

Statements in this release may constitute forward-looking statements and are made pursuant to the Safe Harbor Provision of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based largely on expectations and are subject to a number of risks and uncertainties including but not limited to the risks and uncertainties associated with economic, competitive and other factors affecting the Company and its operations, and other factors detailed in the Company’s SEC filings.

3